Exhibit 10.26

MERSANA THERAPEUTICS, INC.

2017 CASH BONUS PLAN

1.             DEFINED TERMS

The following terms, when used in the Plan (as defined below), have the meanings and are subject to the provisions set forth below:

(a)           “Administrator”:  The Compensation Committee and its delegates.  For purposes of Section 162(m) Awards, to the extent applicable, if any member of the Compensation Committee is not an “outside director” (as defined in Section 162(m)), “Administrator” means a subcommittee of the Compensation Committee consisting solely of those Compensation Committee members who are “outside directors” as so defined.  For purposes of the Plan, the term “Administrator” will include the Compensation Committee, a subcommittee of the Compensation Committee and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable.

(b)           “Award”:  An award opportunity that is granted to a Participant with respect to a Performance Period.  An Award may be expressed as a percentage of the Participant’s base salary or as a fixed dollar amount.

(c)           “Board”:  The Board of Directors of the Company.

(d)           “Code”:  The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

(e)           “Compensation Committee”:  The Compensation Committee of the Board.

(f)            “Company”:  Mersana Therapeutics, Inc., a Delaware corporation.

(g)           “Participant”:  A person granted an Award under the Plan.

(h)           “Performance Criteria”:  Specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the grant, vesting or full enjoyment of an Award.  A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to the Participant, a business unit or division, or the Company as a whole.  For purposes of Section 162(m) Awards, a Performance Criterion will mean an objectively determinable measure or objectively determinable measures of performance relating to any, or any combination of, the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or the performance of one or more companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Administrator specifies, consistent with the requirements of Section 162(m)):  sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating;

market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; and strategic business criteria, consisting of one or more objectives based on:  meeting specified market penetration or value added, product development or introduction (including, without any clinical trial accomplishments, regulatory or other filings or approvals, or other product development milestones), geographic business expansion, cost targets, cost reductions or savings, customer satisfaction, operating efficiency, acquisition or retention, employee satisfaction, information technology, corporate development (including, without limitation, licenses, innovation, research or establishment of third-party collaborations), manufacturing or process development, legal compliance or risk reduction, patent application or issuance goals, or goals relating to acquisitions or divestitures (in whole or in part), joint ventures or strategic alliances.  To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

(i)            “Performance Period”:  A specified performance period, consisting of the Company’s fiscal year or such other period as the Administrator may determine.

(j)            “Plan”:  The Mersana Therapeutics, Inc. 2017 Cash Bonus Plan, as from time to time amended and in effect.

(k)           “Section 162(m)”:  Section 162(m) of the Code and the regulations thereunder.

(l)            “Section 162(m) Award”:  An Award intended to satisfy the requirements of the performance-based compensation exception under Section 162(m), as determined by the Administrator.

2.             PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant of Awards to executive officers and key employees of the Company and its subsidiaries, including Awards intended to comply with the requirements for tax deductibility imposed by Section 162(m) of the Code, to the extent applicable.  The purposes of the Plan are to attract, retain and reward executive officers and key employees and to incentivize them to achieve key goals and objectives of the Company and/or its subsidiaries.

3.             ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures relating to the Plan and Awards; and otherwise do all things necessary or desirable to carry out the purposes of the Plan.  Determinations of the Administrator made under the Plan are conclusive and bind all persons.

4.             ELIGIBILITY; PARTICIPANTS

Executive officers and key employees of the Company and its subsidiaries are eligible to participate in the Plan.  The Administrator will select, from among those eligible, the persons who will from time to time participate in the Plan (each, a “Participant”).  Receipt of an Award under the Plan will not entitle an individual to receive a subsequent Award or Awards under the Plan.

5.             GRANT OF AWARDS

A Participant who is granted an Award will be entitled to a payment, if any, under the Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Award.  By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan.  The Administrator shall select the Participants, if any, who receive Awards for a Performance Period and, for each Award, shall establish the following:

(a)           the Performance Criterion or Criteria applicable to the Award;

(b)           the amount or amounts that will be payable (subject to adjustment in accordance with Section 6) if the Performance Criterion or Criteria are achieved; and

(c)           such other terms and conditions as the Administrator deems appropriate with respect to the Award.

For Section 162(m) Awards, (i) such terms shall be established by the Administrator not later than (A) the ninetieth (90th) day after the beginning of the Performance Period, in the case of a Performance Period of 360 days or longer, or (B) the end of the period constituting the first quarter of the Performance Period, in the case of a Performance Period of less than 360 days; and (ii) once the Administrator has established the terms of such Award in accordance with the foregoing, it shall not thereafter adjust such terms, except to reduce payments, if any, under the Award in accordance with Section 6 or as otherwise permitted in accordance with the Plan.

6.             CERTIFICATION OF PERFORMANCE; AMOUNT PAYABLE UNDER AWARDS

As soon as practicable after the end of a Performance Period, the Administrator will determine whether and to what extent, if at all, the Performance Criterion or Criteria applicable to each Award granted for the Performance Period have been satisfied and, in the case of Section 162(m) Awards, will take such steps as it determines to be sufficient to satisfy the certification requirement under Section 162(m) as to such performance results.  The Administrator shall then determine the amount payable, if any, under each Award.  The Administrator may, in its sole and absolute discretion and with or without specifying its reasons for doing so, after determining the amount that would otherwise be payable under any Award for a Performance Period, reduce (including to zero) the actual payment, if any, to be made under such Award or, in the case of

Awards other than Section 162(m) Awards, otherwise adjust the amount payable under such Award.  The Administrator may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant.  The actual payment under a Section 162(m) Award may be less than (but in no event more than) the amount indicated by the certified level of achievement under the Award.  The actual payment under an Award other than a Section 162(m) Award may be more or less than the amount indicated by the level of achievement under the Award.  In each case, the Administrator’s discretionary determination, which may affect different Awards differently, will be binding on all parties.

7.             PAYMENT UNDER AWARDS

Except as otherwise determined by the Administrator or as otherwise provided in this Section 7, all payments under the Plan will be made, if at all, not later than March 15th of the calendar year following the calendar year in which the Performance Period ends; provided, that the Administrator may authorize elective deferrals of any Award payments in accordance with the deferral rules of Section 409A.  Except as determined otherwise by the Administrator, an Award payment will not be made unless the Participant has remained employed with the Company and its subsidiaries through the date of payment.  Any deferrals with respect to a Section 162(m) Award will be subject to adjustment for notional interest or other notional earnings on a basis, as determined by the Administrator, in a manner consistent with the requirements of Section 162(m).  Awards under the Plan are intended either to qualify for exemption from, or to comply with the requirements of, Section 409A.

8.             PAYMENT LIMITS

The maximum amount payable to any person in any calendar year under Section 162(m) Awards will be $5,000,000, which limitation, with respect to any such Awards for which payment is deferred in accordance with Section 7 above, shall be applied without regard to such deferral.

9.             TAX WITHHOLDING; LIMITATION ON LIABILITY

All payments under the Plan will be subject to reduction for applicable tax and other legally or contractually required withholdings.

10.          AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted.   Any amendments to the Plan or any Section 162(m) Award will be conditioned upon stockholder approval only to the extent, if any, such approval is required to preserve the eligibility of Awards as exempt performance-based compensation.

11.          RECOVERY OF COMPENSATION

The Administrator may provide in any case that any outstanding Award and payments in respect of an Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted violates (i) a non-competition, non-solicitation, confidentiality or other restrictive covenant by which he or she is bound or (ii) any Company policy applicable to the Participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes Awards under the Plan.  In addition, the Administrator may require forfeiture and disgorgement to the Company of any outstanding Award and payments received in respect of any Award, with interest and other related earnings, to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable Company policy.

12.          MISCELLANEOUS

(a)           Coordination with Other Plans.  Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its subsidiaries.

(b)           Waiver of Jury Trial.  By accepting or being deemed to have accepted an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury.  By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.  Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(c)           Limitation of Liability.  Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant or other person by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

(d)           Governing Law.  Except as otherwise provided by the express terms of an Award agreement, the domestic substantive laws of the Commonwealth of Massachusetts govern the provisions of the Plan and Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.  By accepting an Award, each Participant will be deemed to (i) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts; and (iii) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts, that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

(e)           Other Compensation Arrangements.  The existence of the Plan or the grant of any Award will not affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

(f)            Rights Limited.  Nothing in the Plan may be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its subsidiaries.  The loss of existing Awards will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.

(g)           Section 162(m).  Awards will not be required to comply with the provisions of the Plan applicable to Section 162(m) Awards (including, without limitation, the composition of the Administrator as set forth in Section 1(a) above) if and to the extent they are eligible for exemption from such limitations by reason of the transition relief set forth in Section 1.162-27(f) of the Treasury Regulations, as determined by the Administrator, or otherwise.

(h)           Effective Date.  The Plan shall be effective upon adoption of the Plan by the Board of Directors and shall supersede and replace the Company’s annual cash bonus program with respect to Awards granted to eligible executive officers and employees for fiscal years beginning after the date of such adoption.